EXHIBIT 4.1
EXECUTION VERSION

NINTH SUPPLEMENTAL INDENTURE
between
U.S. BANCORP
and
WILMINGTON TRUST COMPANY,
as Trustee
DATED AS OF FEBRUARY 1, 2011

Supplement to Junior Subordinated Indenture dated as of April 28, 2005, as supplemented by that certain First Supplemental Indenture dated as of August 3, 2005 and that certain Second Supplemental Indenture dated as of December 29, 2005 and that certain Third Supplemental Indenture dated as of March 17, 2006 and that certain Fourth Supplemental Indenture dated as of
April 12, 2006 and that certain Fifth Supplemental Indenture dated as of August 30, 2006 and that certain Sixth Supplemental Indenture dated as of February 1, 2007 and that certain
Seventh Supplemental Indenture dated as of December 10, 2009 and that certain Eighth
Supplement Indenture dated as of June 10, 2010

     NINTH SUPPLEMENTAL INDENTURE, dated as of February 1, 2011 (this “Supplemental Indenture”), among U.S. BANCORP, a Delaware corporation (hereinafter called the “Company”), having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, WILMINGTON TRUST COMPANY, a Delaware banking corporation, as successor Trustee (hereinafter called the “Trustee”), and U.S. Bank National Association, as Securities Registrar, Paying Agent and Authentication Agent.
RECITALS
     WHEREAS, the Company and Delaware Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, as original Trustee (hereinafter called the “Original Trustee”), have entered into that certain Junior Subordinated Indenture, dated as of April 28, 2005 (the “Base Indenture”), which was amended and supplemented by the First Supplemental Indenture, dated as of August 3, 2005 (the “First Supplemental Indenture”), which was further amended and supplemented by the Second Supplemental Indenture, dated as of December 29, 2005, among the Company, the Original Trustee and the Trustee (the “Second Supplemental Indenture”), which was further amended and supplemented by the Third Supplemental Indenture, dated as of March 17, 2006, (the “Third Supplemental Indenture”), which was further amended and supplemented by the Fourth Supplemental Indenture, dated as of April 12, 2006 (the “Fourth Supplemental Indenture”), which was further amended and supplemented by the Fifth Supplemental Indenture, dated as of August 30, 2006 (the “Fifth Supplemental Indenture”), which was further amended and supplemented by the Sixth Supplemental Indenture, dated as of February 1, 2007 (the “Sixth Supplemental Indenture”), which was further amended and supplemented by the Seventh Supplemental Indenture, dated as of December 10, 2009 (the “Seventh Supplemental Indenture”), which was further amended and supplemented by the Eighth Supplemental Indenture, dated as of June 10, 2010 (the “Eighth Supplemental Indenture” and, together with the Junior Subordinated Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, collectively referred to herein as the “Indenture”); providing for the issuance from time to time of Securities;
     WHEREAS, pursuant to Section 9.1(3) of the Base Indenture, the Company and the Trustee entered into the Third Supplemental Indenture to establish the form and terms of the Company’s Remarketable Junior Subordinated Notes due 2042 (the “Original Notes”) pursuant to Sections 2.1 and 3.1 of the Base Indenture;
     WHEREAS, on March 17, 2006, pursuant to Section 2.1 and 3.1 of the Base Indenture, the Company issued $1,251,000,000 aggregate principal amount of the Original Notes to USB Capital Trust IX (the “Trust”), a Delaware statutory trust, in connection with the Trust’s public offering of its Capital Securities known as 6.189% Fixed-to-Floating Rate Normal Income Trust Securities (the “Normal ITS”);
     WHEREAS, pursuant to Section 3.1 of the Third Supplemental Indenture, the Company and the Property Trustee (on behalf of the Trust) appointed the Remarketing Agents (as defined below) and entered into a Remarketing Agreement, dated January 27, 2011 (the “Remarketing

Agreement”) with Deutsche Bank Securities Inc. (“Deutsche Bank”) as Representative for the Remarketing Agents listed on Schedule A thereto (the “Remarketing Agents”), to effect the Remarketing of the Original Notes;
     WHEREAS, the Company has exercised its right pursuant to Section 3.2 of the Third Supplemental Indenture (as amended by Section 4.1 of the Eighth Supplemental Indenture), to change certain terms of the Original Notes as specified in the notice to the Remarketing Agents, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Trust) and the Trustee dated December 29, 2010 (the “Notice”);
     WHEREAS, the Remarketing has been determined to be Successful in accordance with Section 3.5(a) of the Third Supplemental Indenture (as amended by Section 4.4 of the Eight Supplemental Indenture);
     WHEREAS, pursuant to Section 3.3 of the Third Supplemental Indenture (as amended by Section 4.2 of the Eighth Supplemental Indenture), the Remarketing Agents have determined the Reset Rate on the Original Notes;
     WHEREAS, pursuant to Section 3.6 of the Third Supplemental Indenture (as amended by the Eighth Supplemental Indenture), the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to reflect the modifications of the terms of the Original Notes in connection with the Remarketing, including the issuance of remarketed notes and to amend the form of Note in Article V of the Third Supplemental Indenture, and to exchange the Original Notes for remarketed notes;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied;
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done; and
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed that the Indenture is supplemented and amended to the extent and for the purposes expressed herein, as follows:
ARTICLE I
CAPITALIZED TERMS
     Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

ARTICLE II
REMARKETED NOTES
     Section 2.1. There is hereby authorized a series of Securities designated the 3.442% Remarketed Junior Subordinated Notes due February 1, 2016 (the “Remarketed Notes”), limited in aggregate principal amount to $676,378,000, which amount to be issued shall be as set forth in any Company Order for the authentication and delivery of Remarketed Notes pursuant to the Indenture. The denominations in which Remarketed Notes shall be issuable is $1,000 principal amount and integral multiples thereof.
     Section 2.2. The rate at which the Remarketed Notes shall bear interest will be 3.442% per annum; the date from which such interest shall accrue is February 1, 2011; the Interest Payment Dates on which such interest shall be payable are February 1 and August 1 of each year, commencing August 1, 2011. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.
     Section 2.3. The Remarketed Notes shall not be subject to the right of redemption specified in Section 11.7 of the Base Indenture or the redemption provisions of Section 2.6(b) of the Third Supplemental Indenture.
     Section 2.4. The Company appoints U.S. Bank National Association, as Securities Registrar and Paying Agent with respect to the Remarketed Notes.
     Section 2.5. Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Base Indenture and this Ninth Supplemental Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee. The Trustee hereby appoints U.S. Bank National Association as authenticating agent to authenticate any certificates representing the Remarketed Notes. Each reference in the Base Indenture and this Ninth Supplemental Indenture to authentication by the Trustee shall include authentication by such agent.
ARTICLE III
AMENDMENT TO ARTICLE V OF THE THIRD SUPPLEMENTAL INDENTURE
     Section 3.1. Section 5.1 of the Third Supplemental Indenture is hereby amended and restated in its entirety as follows:
     Section 5.1 Form of Notes.

     The Notes are to be substantially in the following form and shall bear any legend required by Section 2.4 of the Base Indenture:

No.	Principal Amount: $
Issue Date:	CUSIP No. :
U.S. Bancorp
Remarketed Junior Subordinated Note Due 2016
     U.S. Bancorp, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                      Dollars on February 1, 2016 (such date is hereinafter referred to as the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from February 1, 2011, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2011, at the rate of 3.442% per annum, until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period less than a full Interest Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Minneapolis, Minnesota or Wilmington, Delaware, are permitted or required by any applicable law to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the date that is the January 15 or July 15 immediately preceding such Interest Payment Date (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration or upon the Stated Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Note for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.
     So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time during the term of this Note to defer payment of interest on this Note, at any time or from time to time, for up to that number of consecutive semi-annual Interest Periods remaining on this Note (or the equivalent thereof, if the Interest Periods are not then semi-annual) with respect to each deferral period (each an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Stated Maturity of the principal of this Note; provided, further, that during any such Extension Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that ranks pari passu in all respects with or junior in interest to the Note (except for partial payments of interest with respect to this Note) or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company that by their terms rank pari passu in all respects with or junior in interest to this Note (other than (a) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the Extension Period, (3) a dividend reinvestment or stockholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period shall exceed that number of consecutive semi-annual Interest Periods remaining on this Note (or the equivalent thereof if this Note is not then bearing interest semi-annually) or extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. The Company shall give the Trustee and the Paying Agent notice of its election to begin or extend any Extension Period at least ten Business Days prior to the date on which interest on the Notes would be payable but for the election to begin or extend such Extension Period. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Notes to the Administrative Trustees.
     Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the date of the interest payment.
     The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior and Subordinated Debt, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior and Subordinated Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

U.S. Bancorp
By:
[PRESIDENT OR VICE PRESIDENT]

Attest:
[SECRETARY OR ASSISTANT SECRETARY]
Certificate of Authentication

Dated:
Wilmington Trust Company, not in its individual capacity but solely as Trustee By: U.S. Bank National Association, as Authenticating Agent
By:
Name:
Title:

(FORM OF REVERSE OF NOTE)
          This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under Junior Subordinated Indenture, dated as of April 28, 2005 (herein called the “Base Indenture”), between the Company and Delaware Trust Company, National Association, as trustee (the “Original Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of August 3, 2005, between the Company and the Original Trustee (the “First Supplemental Indenture”), and as further amended and supplemented by the Second Supplemental Indenture, dated as of December 29, 2005, between the Company, the Original Trustee and Wilmington Trust Company (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), as successor Trustee (the “Second Supplemental Indenture”), and as further amended and supplemented by the Third Supplemental Indenture, dated as of March 17, 2006, between the Company and the Trustee (the “Third Supplemental Indenture”), and as further amended and supplemented by the Eight Supplemental Indenture, dated as of June 10, 2010, between the Company and the Trustee (the “Eighth Supplemental Indenture”), and as further amended and supplemented by the Ninth Supplemental Indenture, dated as of February 1, 2011, between the Company and the Trustee (the “Ninth Supplemental Indenture” and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Eight Supplemental Indenture and the Junior Subordinated Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects provided in the Indenture.
     All terms used in this Note that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of March 17, 2006, as amended by Amendment No. 1 to the Amended and Restated Trust Agreement, dated as of June 10, 2010 (collectively, the “Trust Agreement”), for USB Capital IX among U.S. Bancorp, as Depositor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.
     No sinking fund is provided for the Notes.
     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the entire principal amount and all accrued but unpaid interest of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders). Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to the extent provided in Article XIII of the Base Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Note shall terminate.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

     The Company and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree that for United States Federal, state and local tax purposes it is intended that this Note constitute indebtedness.
     The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.
     This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer this Note on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:
(Sign exactly as your name appears on the other side of this Note)
     Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE IV
EXCHANGE OF ORIGINAL NOTES FOR REMARKETED NOTES
     Section 4.1 The Original Notes shall be exchanged for Remarketed Notes substantially in the form set forth in Section 3.1 of this Supplemental Indenture.
ARTICLE V
MISCELLANEOUS
     Section 5.1. Effectiveness. This Supplemental Indenture will become effective upon its execution and delivery.
     Section 5.2. Ratification of Indenture. The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 5.3. Further Assurances. The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.
     Section 5.4. Effect of Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
     Section 5.5. Effect of Headings. The Article and Section headings herein are for convenience only and shall not effect the construction hereof.
     Section 5.6. Successors and Assigns. All covenants and agreements in the Indenture, as amended and supplemented by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
     Section 5.7. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

     Section 5.8. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
     Section 5.9. Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 5.10. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
****
     This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
* * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. BANCORP
By:	/s/ Kenneth D. Nelson
	Its:	Executive Vice President and Treasurer

Attest:
By	/s/ Laura F. Bednarski
	Its	Assistant Secretary

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Michael H. Wass
Its: Senior Financial Services Officer

Attest:

By	/s/ Prital Patel
Its Senior Financial Services Officer

U.S. BANK NATIONAL ASSOCIATION, as Securities Registrar, Paying Agent and Authentication Agent
By:	/s/ Patrick J. Crowley
Its: Vice President

Ninth Supplemental Indenture